EXHIBIT 99.2

  COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF
MOBILESMITH INC.
CHARTER
I. I

Organization

There shall be a committee appointed by the Board of Directors of MobileSmith Inc., a Delaware corporation (the “Corporation”), of members of the Board of Directors, all of which shall be independent non-employee directors known as the compensation committee (the “Committee”). The number of Committee members shall be as determined by the Board of Directors consistent with the Corporation’s articles of incorporation and by-laws as the same may be amended from time to time. The Board shall, in the exercise of its business judgment, determine the “independence of directors for this purpose. Members of the Committee shall also qualify as “non-employee directors” with the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee Chair and members shall be designated annually by a majority of the full Board, and may be removed, at any time, with or without cause, by a majority of the full Board. Vacancies shall be filled by a majority of the full Board.

Statement of Policy

The Committee shall provide assistance to the Board of Directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to developing policies and making specific recommendations to the Board of Directors with respect to the direct and indirect compensation of the Corporation’s members of executive team, and general compensation levels for the Company. The goal of these policies is to ensure that an appropriate relationship exists between executive team member pay, general levels of Company employees compensation and the creation of shareholder value, while at the same time motivating and retaining key employees and strengthening Company workforce. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the Board of Directors, executive management of the Corporation and the Corporation’s employees and associates.

Responsibilities

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board of Directors and shareholders that the corporate compensation practices of the Corporation are in accordance with all applicable requirements and are of the highest quality. The Committee shall also produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement, in accordance with applicable rules and regulations.

In carrying out these responsibilities, the Committee will:

1.
Review and approve the Corporation’s goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), evaluate the CEO’s performance with respect to such goals, and subject to existing contractual obligations, set the CEO’s compensation level based on such evaluation ;

2.
Consider the CEO’s recommendations with respect to other executive officers;

3..
Evaluate the Corporation’s performance both in terms of current achievements and significant initiatives with long-term implications;

4.
Assess the contributions of individual executives and recommend to the Board levels of salary and incentive compensation payable to executive officers of the Corporation;

5.
Compare compensation levels with those of other leading companies in similar or related industries;

6.
Review financial, human resources and succession planning within the Corporation;

7.
Recommend to the Board the establishment and administration of incentive compensation plans and programs and employee benefit plans and programs;

8.
Recommend to the Board the payment of additional year-end contributions by the Corporation under certain of its retirement plans;

9.
Grant stock incentives to key employees of the Corporation and administer the Corporation’s stock incentive plans;

10.
Monitor compliance with legal prohibition on loans to directors and executive officers of the Corporation;

11.
Review and recommend for Board approval compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

12.
Determine whether to retain or terminate any compensation consulting firm used by the Corporation to assist in the evaluation of director, CEO or senior executive compensation. Exercise sole authority to approve the terms and fees relating to such retention;

13.
The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for its approval;

14.
Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors;

15.
Investigate, within the scope of its duties, any matter brought to its attention; and

16.
Report to the Shareholders in the Corporation’s proxy statement on the executive compensation of the CEO and other executive officers of the Corporation in accordance with applicable rules and regulations.

Committee Performance Evaluation

The Committee shall annually conduct an evaluation of its performance in fulfilling its responsibilities and meeting its goals, as outlined above.

Meetings

A majority of Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting at which a quorum is attained, shall be the act of the Committee. The Committee may delegate matters within its responsibility to subcommittees composed of certain of its members. The Committee shall meet in executive session without the presence of any members of management as often as it deems appropriate. The Committee shall meet as required, keep a record of its proceedings, if appropriate or needed, and report thereon from time to time to the Board of Directors.